Exhibit 1A-12

JDT LEGAL, PLLC

Jeffrey Turner, Esq.

897 Baxter Drive

So. Jordan, Utah 84095

(801) 810-4465

Admitted in State of Utah

January 8, 2020

David Massey

Chief Executive Officer

Solar Integrated Roofing Corporation

12411 Poway Road

Poway, CA 92064

Dear Mr. Massey:

I have acted, at your request, as special counsel to Solar Integrated Roofing Corporation, a Nevada corporation (the “Company”), for the purpose of rendering an opinion as to the legality of 125,000,000 shares of common stock offered by the Company at $0.025 per share of Company common stock, par value $0.00001 per share to be offered and distributed by Company (the “Shares”), pursuant to an Offering Statement filed under Regulation A of the Securities Act of 1933, as amended, by Company with the U.S. Securities and Exchange Commission (the "SEC") on Form 1-A, for the purpose of registering the offer and sale of the Shares (“Offering Statement”).

In rendering this opinion, I have reviewed (a) statutes of the State of Nevada, to the extent I deem relevant to the matter opined upon herein; (b) true copies of the Articles of Incorporation of Company and all amendments thereto; (c) the By-Laws of Company; (d) selected proceedings of the board of directors of Company authorizing the issuance of the Shares; (e) certificates of officers of Company and of public officials; (f) and such other documents of Company and of public officials as I have deemed necessary and relevant to the matter opined upon herein.

I have assumed (a) all of the documents referenced herein (collectively, the "Documents") have been duly authorized and executed; (b) the Documents  are  legally valid, binding, and enforceable in accordance with their respective terms; and (c) the status of the Documents as legally  valid and  binding  instruments is not affected by any (i) violations  of statutes, rules, regulations or court or governmental orders, or (ii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

Based upon my review described herein, it is my opinion the Shares are duly authorized and when/if issued and delivered by Company against payment therefore, as described in the offering statement, will be validly issued, fully paid, and non-assessable.

I have not been engaged to examine, nor have I examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and I express no opinion with respect thereto. The forgoing opinion is strictly limited to matters of Nevada corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Nevada, as specified herein.

I hereby consent to the filing of this opinion as Exhibit 1A-12 to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Sincerely,

JDT LEGAL, PLLC

/s/ Jeffrey Turner

Jeffrey Turner